EXHIBIT 5.1

                                             SSJ/sma/123940/003
                                             Direct Telephone:  +441 298 3531
                                             Direct e-mail:  ssjames@ask.bm
                                                             --------------


Stephen S. James
Associate

                                                                   10 April 2001


Global Sources Ltd.
Cedar House
41 Cedar Avenue
Hamilton, HM12
Bermuda

Ladies and Gentlemen:

Global Sources Ltd. (the "Company")

We have acted as Bermuda counsel for the Company, a Bermuda exempted company in connection with The Global Sources Employee Equity Compensation Plans No.s I, II and III (individually "ECP I", "ECP II" and "ECP III", collectively, the "Plans"). 2,572,038 previously issued common shares of par value $0.01 (the "Plan Shares") of the Company are held by Harrington Trust Limited as trustee (the "Trustee") for The Global Sources Equity Compensation Trust for the purposes of the Plans. Pursuant to the terms of ECP I and ECP II, the Grantees (as defined in the respective Plans) are eligible to receive option grants to purchase Plan Shares from the Trustee. Pursuant to ECP III Grantees are eligible to receive coupon grants redeemable for Plan Shares by way of transfer from the Trustee.

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

Based on the foregoing, we are of the opinion that the Plan Shares are legally issued, fully-paid and non-assessable common shares of the Company registered in the name of the Trustee.

The foregoing reference to the Plan Shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company, and subject to any contrary provision in any agreement in writing between the Company and the holder of Plan Shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their Plan Shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company, after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares of the Company, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to the Company.

In rendering this opinion, we do not express any opinion as to the laws of any jurisdiction other than the laws of Bermuda.

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We hereby consent to the filing of this opinion as an exhibit to the Company's
Form S-8 Registration Statement with respect to 15,000 Plan Shares.

Yours faithfully

/s/ Appleby Spurling & Kempe

APPLEBY SPURLING & KEMPE




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